UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  09/11/2007

RASER TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-32661

DELAWARE	87-0638510
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

5152 North Edgewood Drive, Suite 375
Provo, Utah 84604
(Address of principal executive offices, including zip code)

(801) 765-1200
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 31, 2006, Raser Technologies, Inc. (the Company) entered into an agreement (the Agreement) with Sergei Kolomeitsev, the Company's Vice President of Research and Development, to grant him the option to purchase up to 50,000 shares of the Company's common stock (the Options). The granting of the Options was contingent upon a public announcement by the Company of an agreement with a customer to license the Company's alternator technology. The exercise price of the Options was to be determined on the grant date. On August 17, 2007, the Agreement was amended to include a provision which stated that the options are to be 100% vested and exercisable, in whole, or in part, on the first trading day after an alternator/IVR customer and the Company have agreed to the validation of the alternator/IVR technology through field tests, and have agreed to proceed with production for commercial sales.

On September 6, 2007, the Company publicly announced an agreement to license its alternator technology with a customer. As a result of this announcement and pursuant to the Company's Amended and Restated 2004 Long-Term Incentive Plan, effective September 7, 2007, the Company entered into an option agreement with Mr. Kolomeitsev in which Mr. Kolomeitsev was granted the Options at an exercise price of $12.80, contingent upon successful completion of the validation of the alternator/IVR technology through field tests and an agreement to proceed with production for commercial sales with a customer. The Options will expire on September 6, 2017.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RASER TECHNOLOGIES, INC.

Date: September 11, 2007	By:	/s/ Brent M. Cook
Brent M. Cook
Chief Executive Officer